Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors

Pemstar Inc.

We consent to the incorporation by reference in this Registration Statement of Pemstar Inc. on Form S-8 pertaining to the Pemstar Inc. 2000 Employee Stock Purchase Plan of our report dated May 7, 2003, except for Note 18, as to which the date is June 10, 2003 and paragraph one of Note 7 and three of Note 18, as to which the date is February 10, 2004, with respect to the consolidated financial statements and schedule of Pemstar Inc. included in and incorporated by reference in its Annual Report (Form 10-K) for the year ended March 31, 2003, as amended, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

February 16, 2004